Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

Chris Karkenny
Executive Vice President, Chief Financial Officer
949-639-2000

Apria Healthcare Group Inc. Announces 4th Quarter and Full Year 2010 Financial Results

LAKE FOREST, California – February 18, 2011 – Apria Healthcare Group Inc. (“Apria”), a quality, cost-efficient provider of home healthcare products and services in the United States, today announced its financial results for the quarter and year ended December 31, 2010.

2010 Fourth Quarter Highlights

Net revenues decreased $8.4 million, or 1.6%, to $527.7 million in the three months ended December 31, 2010 from $536.1 million in the three months ended December 31, 2009. The decrease in revenue was due primarily to the non-renewal or termination of, or changes to, certain payor contracts, partially offset by an increase in home infusion therapy revenue. We expect to continue to strategically evaluate our payor contracts.

Net loss for the three months ended December 31, 2010 was $19.9 million.

EBITDA1 for the three months ended December 31, 2010 was $32.9 million.

Adjusted EBITDA before projected cost savings items1 for the three months ended December 31, 2010 was $49.8 million.

Full Year 2010 Highlights

Net revenues in the year ended December 31, 2010 were $2.08 billion compared to $2.09 billion in the year ended December 31, 2009. Revenue for the year ended December 31, 2010 decreased primarily due to the non-renewal or termination of, or changes to, certain payor contracts, partially offset by an increase in home infusion therapy revenue. We expect to continue to strategically evaluate our payor contracts. In addition, revenue in the year ended December 31, 2009 was positively impacted by the recognition of monthly rental revenue previously deferred for services that were initiated prior to certain 2009 Medicare reimbursement reductions.

Net loss for the year ended December 31, 2010 was $17.4 million.

EBITDA for the year ended December 31, 2010 was $233.2 million.

Adjusted EBITDA before projected cost savings items for the year ended December 31, 2010 was $307.3 million.

[1]

This press release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted EBITDA before projected cost savings items that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). See “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” section at the end of this press release for the definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDA before projected cost savings items and their reconciliation to net income (loss).

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to Adjusted EBITDA1, was 2.8x at December 31, 2010.

Cost Reduction Initiatives Update

The following table summarizes our cost reduction initiatives as of December 31, 2010:

(in millions)	As of December 31, 2010
Realized Savings to Date	$153.5
Projected Cost Savings Items Not Yet Realized	15.0

Total Expected Annual Savings	$168.5

Recent Events

On February 2, 2011, we, along with Praxair, Inc. and Praxair Healthcare Services, Inc. (collectively, “Praxair”), jointly announced that our wholly owned subsidiary, Apria Healthcare, Inc. (“AHI”) and Praxair have entered into a definitive asset purchase agreement whereby AHI will acquire the assets of Praxair’s home healthcare services division in the United States. The transaction is expected to close during the first quarter of 2011. Assuming a March 31, 2011 closing date, this business is expected to contribute approximately $85 to $95 million to our revenue in 2011. This estimate and the acquired business’s contribution in future periods will be subject to decreases as a result of the impact of Medicare competitive bidding and other factors.

Key Factors and Trends Expected to Impact Our Business in 2011

We believe our performance in 2011 will be affected by, among other things, the following key factors and trends: increased selling, distribution and administrative costs related to the return of certain offshored billing and collections functions to our personnel in the United States as we will no longer have the benefit of favorable offshore labor rates; a full year impact of additional sales personnel that were only added for a portion of 2010; and an unfavorable impact related to Medicare competitive bidding. In addition, the collection of accounts receivable is expected to remain one of our most significant challenges. We expect that our provision for doubtful accounts in 2011 as a percentage of net revenue will be at a rate comparable to that which we experienced in 2010.

Conference Call

As previously announced, Apria will hold a conference call to discuss its fourth quarter and fiscal 2010 results on February 18, 2011 at 1:00 p.m. (Eastern Standard Time). The conference call can be accessed live over the phone by dialing 877-722-6189 or, for international callers, 706-758-0130 or through the Investor Relations page of the company’s website at www.apria.com. The passcode for the live call is Apria.

A replay of the conference call will be available one hour after the call and can be accessed by dialing 800-642-1687 or, for international callers, 706-645-9291 or through the Investor Relations page of the company’s website. The passcode for the replay is 41963940. The replay will be available until March 4, 2011.

A financial results presentation will be made available immediately prior to the call on the Investor Relations page of the company’s website at www.apria.com.

Forward Looking Statements

Statements contained herein that are not historical facts and that reflect the current view of Apria’s management about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The company cautions that such “forward looking statements,” including without limitation, those relating to the company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the company, are necessarily estimates reflecting the judgment of the company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in its filings with the Securities and Exchange Commission. The company’s “forward looking statements” speak only as of the date hereof and the company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

About Apria Healthcare Group Inc.

Apria provides home respiratory therapy, home infusion therapy and home medical equipment services through approximately 500 locations in the United States. With over $2 billion in annual revenues, it is one of the nation’s leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

Apria Healthcare Group Inc.

Condensed Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
	(Unaudited)
	(in thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$109,137	$158,163
Short-term investments	—	23,673
Accounts receivable, less allowance for doubtful accounts of $56,559 and $39,927 at December 31, 2010 and December 31, 2009, respectively	282,798	252,133
Inventories	73,894	68,267
Deferred income taxes	58,028	87,016
Deferred expenses	3,061	3,049
Prepaid expenses and other current assets	20,221	24,362

TOTAL CURRENT ASSETS	547,139	616,663
PATIENT SERVICE EQUIPMENT, less accumulated depreciation of $144,074 and $97,874 at December 31, 2010 and December 31, 2009, respectively	169,878	198,808
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET	83,893	80,227
GOODWILL	760,088	759,197
INTANGIBLE ASSETS, NET	578,957	582,259
DEFERRED DEBT ISSUANCE COSTS, NET	53,659	63,110
OTHER ASSETS	7,523	8,783

TOTAL ASSETS	$2,201,137	$2,309,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$86,637	$123,856
Accrued payroll and related taxes and benefits	59,073	66,842
Other accrued liabilities	90,447	100,768
Deferred revenue	26,504	27,253
Current portion of long-term debt	1,323	1,690

TOTAL CURRENT LIABILITIES	263,984	320,409
LONG-TERM DEBT, net of current portion	1,018,098	1,019,456
DEFERRED INCOME TAXES	222,743	259,030
INCOME TAXES PAYABLE AND OTHER NON-CURRENT LIABILITIES	31,000	31,421

TOTAL LIABILITIES	1,535,825	1,630,316
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value: 1,000 shares authorized; 100 shares issued at December 31, 2010 and December 31, 2009	—	—
Additional paid-in capital	688,458	684,445
Accumulated deficit	(23,146)	(5,714)

TOTAL STOCKHOLDERS’ EQUITY	665,312	678,731

	$2,201,137	$2,309,047

Apria Healthcare Group Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(in thousands)
Net revenues:
Fee for service/product arrangements	$487,719	$496,401	$1,921,281	$1,930,464
Capitation arrangements	39,931	39,686	159,437	164,097

TOTAL NET REVENUES	527,650	536,087	2,080,718	2,094,561

Costs and expenses:
Cost of net revenues:
Product and supply costs	172,880	164,208	661,145	638,452
Patient service equipment depreciation	22,610	24,022	94,453	101,681
Amortization of intangible assets	—	1,800	—	44,000
Home respiratory therapy services	5,615	8,461	27,286	34,700
Nursing services	10,149	9,240	37,407	36,345
Other	3,341	3,563	13,212	12,281

TOTAL COST OF NET REVENUES	214,595	211,294	833,503	867,459
Provision for doubtful accounts	31,058	19,159	70,859	57,919
Selling, distribution and administrative	279,215	259,175	1,066,953	1,050,134
Amortization of intangible assets	1,035	976	4,812	3,716

TOTAL COSTS AND EXPENSES	525,903	490,604	1,976,127	1,979,228

OPERATING INCOME	1,747	45,483	104,591	115,333
Interest expense	32,878	32,576	130,849	129,200
Interest income and other	(359)	(588)	(914)	(1,609)

(LOSS) INCOME BEFORE TAXES	(30,772)	13,495	(25,344)	(12,258)
Income tax benefit	(10,882)	(2,128)	(7,912)	(8,438)

NET (LOSS) INCOME	$(19,890)	$15,623	$(17,432)	$(3,820)

Apria Healthcare Group Inc.

Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009
	(Unaudited) (in thousands)
OPERATING ACTIVITIES
Net loss	$(17,432)	$(3,820)
Items included in net loss not requiring cash:
Provision for doubtful accounts	70,859	57,919
Depreciation	123,850	125,327
Amortization of intangible assets	4,812	47,716
Amortization of deferred debt issuance costs	10,784	8,023
Deferred income taxes	(7,299)	(3,224)
Expense on profit interest units	4,105	7,656
Loss on disposition of assets and other	17,534	15,899
Other	—	(4,944)
Changes in operating assets and liabilities, exclusive of effects of acquisitions:
Accounts receivable	(101,524)	(39,599)
Inventories	(5,627)	(9,048)
Prepaid expenses and other assets	4,481	(7,198)
Accounts payable, exclusive of book cash overdraft	(711)	(14,077)
Accrued payroll and related taxes and benefits	(7,769)	(8,596)
Income taxes payable	(1,794)	(2,263)
Deferred revenue, net of deferred expenses	(761)	(3,130)
Accrued expenses	(8,951)	2,785

NET CASH PROVIDED BY OPERATING ACTIVITIES	84,557	169,426

INVESTING ACTIVITIES
Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(117,022)	(150,597)
Purchases of short-term investments	(8,087)	(37,554)
Maturities of short-term investments	31,761	13,881
Proceeds from disposition of assets	638	6,893
Cash paid for acquisitions	(2,401)	(1,279)

NET CASH USED IN INVESTING ACTIVITIES	(95,111)	(168,656)

FINANCING ACTIVITIES
Payments on Senior Secured Bridge Credit Agreement	—	(1,010,000)
Proceeds from ABL Facility	—	630
Payments on ABL Facility	—	(6,630)
Payments on other long-term debt	(1,725)	(2,856)
Proceeds from issuance of Series A-1 Notes	—	700,000
Proceeds from issuance of Series A-2 Notes	—	317,500
Change in book cash overdraft included in accounts payable	(32,533)	7,902
Debt issuance costs related to Series A-1 and Series A-2 Notes	(4,122)	(19,039)
Debt issuance costs related to the ABL Facility	—	(207)
Equity contribution	—	2,075
Cash paid on profit interest units	(92)	—

NET CASH USED IN FINANCING ACTIVITIES	(38,472)	(10,625)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(49,026)	(9,855)
Cash and cash equivalents at beginning of period	158,163	168,018

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$109,137	$158,163

Apria Healthcare Group Inc.

4th Quarter and Full Year 2010 Financial Summary

	Three Months Ended December 31,		$ Variance Fav/(Unfav)	% Variance Fav/(Unfav)
($ in millions)	2010	2009
Net Revenue	$527.7	$536.1	$(8.4)	(1.6)%

Gross Profit	313.1	324.8	(11.7)	(3.6)%
% Margin	59.3%	60.6%

Provision for Doubtful Accounts	31.1	19.2	(11.9)	(62.1)%
% of Net Revenue	5.9%	3.6%

Selling, Distribution and Administrative	279.2	259.2	(20.0)	(7.7)%
% of Net Revenue	52.9%	48.3%

Adjusted EBITDA Before Projected Cost Savings Items	49.8	101.0	(51.2)	(50.7)%
% of Net Revenue	9.4%	18.8%

Net (Loss) Income	(19.9)	15.6	(35.5)	(227.6)%

EBITDA	32.9	78.7	(45.8)	(58.2)%

	Year Ended December 31,		$ Variance Fav/(Unfav)	% Variance Fav/(Unfav)
($ in millions)	2010	2009
Net Revenue	$2,080.7	$2,094.6	$(13.9)	(0.7)%

Gross Profit	1,247.2	1,227.1	20.1	1.6%
% Margin	59.9%	58.6%

Provision for Doubtful Accounts	70.9	57.9	(13.0)	(22.3)%
% of Net Revenue	3.4%	2.8%

Selling, Distribution and Administrative	1,067.0	1,050.1	(16.9)	(1.6)%
% of Net Revenue	51.3%	50.1%

Adjusted EBITDA Before Projected Cost Savings Items	307.3	377.2	(69.9)	(18.5)%
% of Net Revenue	14.8%	18.0%

Net Loss	(17.4)	(3.8)	(13.6)	(357.9)%

EBITDA	233.2	288.9	(55.7)	(19.3)%

Apria Healthcare Group Inc.

4th Quarter and Full Year 2010 Financial Summary (continued)

Service Line Revenue Performance

($ in millions)
	Three Months Ended December 31,		$ Variance	% Variance
	2010	2009	Fav/(Unfav)	Fav/(Unfav)
Home Respiratory Therapy and Home Medical Equipment	$261.6	$297.8	$(36.2)	(12.1%)
Home Infusion Therapy	266.1	238.3	27.8	11.7%

Total Net Revenue	$527.7	$536.1	$(8.4)	(1.6%)

($ in millions)	Year Ended December 31,		$ Variance	% Variance
	2010	2009	Fav/(Unfav)	Fav/(Unfav)
Home Respiratory Therapy and Home Medical Equipment	$1,083.2	$1,169.6	$(86.4)	(7.4%)
Home Infusion Therapy	997.5	925.0	72.5	7.8%

Total Net Revenue	$2,080.7	$2,094.6	$(13.9)	(0.7%)

Cash, Cash Equivalents and Short-term Investments, Capitalization & Certain Credit Statistics

The following table indicates the cash, cash equivalents and short-term investments, capitalization and certain credit statistics as of December 31, 2010:

($ in millions)	December 31, 2010
Cash and Cash Equivalents	$109.1

Debt
Asset Based Revolving Credit Facility	—
Series A-1 Notes	700.0
Series A-2 Notes	317.5
Capital Leases & Other	1.9

Total Debt	$1,019.4
Shareholders’ Equity	665.3

Total Capitalization	$1,684.7

Net Leverage Ratio Calculations
Net Debt[1]	$910.3

Adjusted EBITDA[2]	$322.3
Net Leverage Ratio[3]	2.8	x

[1]	Net debt is defined as total debt less cash and cash equivalents
[2]	For the twelve months ended December 31, 2010
[3]	Net leverage ratio is defined as the ratio of net debt to Adjusted EBITDA. The net leverage ratio calculated using Adjusted EBITDA before projected cost savings items is 3.0x

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

This press release includes several metrics which are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings items and Free Cash Flow. EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings items and Free Cash Flow are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, these measures are not intended to be measures of Free Cash Flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings items and Free Cash Flow may not be comparable to other similarly titled measures of other companies. We believe that such measures provide useful information about our financial condition and covenant compliance under the indenture governing our Series A-1 Notes and Series A-2 Notes and in our ABL Facility to investors and we compensate for the limitations of using non-GAAP financial measures by presenting them together with GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization.

Adjusted EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization, further adjusted to exclude certain non-cash items, costs incurred related to initiatives, other adjustment items and projected cost savings items permitted in calculating covenant compliance under the indenture governing our Series A-1 Notes and Series A-2 Notes and the credit agreement governing our ABL Facility.

Adjusted EBITDA before projected cost savings items is defined as Adjusted EBITDA less the projected cost savings items that we expect to realize in connection with cost savings, restructuring and other similar initiatives.

Free Cash Flow is defined as cash provided by operating activities less purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions.

The following tables provide reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA before projected cost savings items and Free Cash Flow for the periods presented to the respective most closely comparable financial measures calculated in accordance with GAAP.

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA before projected cost savings items

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2010	2009	2010	2009
Net (Loss) Income	$(19.9)	$15.6	$(17.4)	$(3.8)
Interest expense, net	32.5	32.3	129.8	128.1
Income tax benefit	(10.9)	(2.1)	(7.9)	(8.4)
Depreciation and amortization	31.2	32.9	128.7	173.0

EBITDA	32.9	78.7	233.2	288.9
Non-cash items	5.9	7.9	21.6	23.6

Costs incurred related to initiatives	8.8	12.7	42.1	57.5

Other adjustments	2.2	1.7	10.4	7.2

Adjusted EBITDA Before Projected Cost Savings Items	$49.8	$101.0	307.3	377.2

Projected cost savings			15.0	72.7

Adjusted EBITDA			$322.3	$449.9

Reconciliation of Free Cash Flow

($ in millions)	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Net loss	$(19.9)	$(17.4)
Non-cash items	59.1	224.6
Change in operating assets and liabilities	(48.7)	(122.7)

Net cash (used in) provided by operating activities	(9.5)	84.5
Less: Purchases of patient service equipment and property, equipment and improvements	(32.3)	(117.0)

Free Cash Flow	$(41.8)	$(32.5)